Exhibit 10.1

PARTICIPATION AGREEMENT

between

BLACK OAK RESOURCES, LLC

and

LEGACY RESERVES OPERATING LP

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS
ARTICLE 2
PARTICIPATION
2.01	Participation	9
2.02	Acquisitions	9
2.03	Development	10
2.04	Property Interests	10
ARTICLE 3
FUNDING
3.01	Startup Costs	11
3.02	Billings and Payments.	11
3.03	Disposition of Production	11
3.04	Existing Burdens	11
3.05	Abandonment Costs	12
ARTICLE 4
OPERATIONS
4.01	Operatorship; Operating Agreement.	12
4.02	Authority Generally	12
4.03	Geophysical Operations	13
4.04	Insurance.	14
ARTICLE 5
TITLE MATTERS
5.01	Title Review	14
5.02	Lease Records	15
5.03	Lease Maintenance	15
ARTICLE 6
OPPORTUNITIES
6.01	Legacy Identified Opportunities	15
6.02	Black Oak Resources Identified Opportunities	15
6.03	No Other Development Companies	16
ARTICLE 7
RIGHT OF FIRST OFFER
7.01	Right Of First Offer	16
7.02	Qualified Offer	16
7.03	Sale	16
7.04	Cooperation	17
7.05	Drag-Along Rights	17
7.06	Tag-Along Rights	17

ARTICLE 8
TERM
8.01	Term	18
8.02	Event of Default	18
8.03	Effect of Termination.	18
ARTICLE 9
RELATIONSHIP OF PARTIES
9.01	No Partnership	18
9.02	Income Tax Election	18
9.03	Confidentiality	18
ARTICLE 10
ACKNOWLEDGEMENT OF LEGACY INTEREST
10.01	Series B Units	19
ARTICLE 11
MISCELLANEOUS
11.01	Assignment.	19
11.02	Public Announcements	20
11.03	Legacy Representations	20
11.04	Black Oak Resources Representations	22
11.05	Notices	23
11.06	Further Assurances	24
11.07	Waiver of Partition	24
11.08	Remedies Not Exclusive	24
11.09	No Waiver	24
11.10	Construction	24
11.11	Entire Agreement	25
11.12	Force Majeure	25
11.13	Standard of Care and Joint Liabilities	25
11.14	Binding Effect	26
11.15	GOVERNING LAW; EXCLUSIVE JURISDICTION.	26
11.16	Disclaimer	26
11.17	Drafting of Agreement	27
11.18	Counterparts	27

EXHIBITS
Exhibit A	Operating Agreement
Exhibit B	Existing AMI’s

PARTICIPATION AGREEMENT

This Participation Agreement is entered into this 24th day of September, 2008 by and among Legacy Reserves Operating L.P., a Delaware limited partnership (“Legacy”) and Black Oak Resources, LLC, a Delaware limited liability company (“Black Oak Resources”).  Legacy and Black Oak Resources are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, Legacy desires to participate with Black Oak Resources in the acquisition and development of oil and gas properties; and

WHEREAS, Black Oak Resources and Legacy desire to set forth their respective rights and obligations with respect to the acquisition and development of such oil and gas properties;

NOW THEREFORE, in consideration of the premises and the mutual benefits and obligations set forth herein, Black Oak Resources and Legacy hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms when used in this Agreement shall have the following meanings:

“Acquisition Agreement” means any purchase agreement or other agreement for the acquisition of Properties.

“Acquisition Costs” means all direct costs of evaluating and acquiring Properties, including, without limitation, purchase price, engineering costs, environmental consulting costs, legal costs, due diligence costs, brokerage or finders fees, recordation costs and other direct expenses incurred in connection with such acquisition.

“Acquisition Period” means the period commencing on the date of this Agreement and ending on the earlier of (i) the date that is three years after the date of this Agreement as the same may be extended by mutual written agreement of the Parties, (ii) at the option of Black Oak Resources, the date specified by Black Oak Resources by notice to Legacy following a Legacy Change of Control, or (iii) at the option of Legacy, the date specified by Legacy by notice to Black Oak Resources following a Black Oak Change of Control.

“Additional Well” means any well drilled on any Property after the acquisition of such Property by the Parties.

“AFE” means an authority for expenditure consisting of an estimate of the costs of a single operation specified therein, as commonly used in the United States oil and gas industry.

“Affiliate” means, when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person.  Notwithstanding anything herein to the contrary, in no event shall any Legacy Party (or any of any Affiliate of any Legacy Party) be considered an Affiliate of Black Oak Resources nor shall Black Oak Resources be considered an Affiliate of any Legacy Party (or any of its Affiliates).

“Agreement” means this Participation Agreement, as amended from time to time.

“Asset Sale Notice” shall have the meaning set forth in Section 7.01.

“Black Oak Change of Control” means the occurrence of either of the following:  (i) Crown Investment Partners no longer owns at least 5 % Class A Units in Black Oak Resources; or (ii) Michael E. Black is no longer a Manager of Black Oak Resources.

“Black Oak Operating” means Black Oak Operating Corp., a Delaware corporation.

“Black Oak Resources” has the meaning set forth in the preamble.

“Black Oak Resources Identified Opportunity” shall have the meaning set forth in Section 6.02.

“Business Day” shall mean a day other than any day that banking institutions are required or permitted to be closed under the laws of the State of Texas.

“Cash Call” has the meaning provided to such term in Section 3.02(b).

“Code” means the Internal Revenue Code of 1986, as amended and in effect on the date hereof and, to the extent applicable, as subsequently amended.

“Commitment” means $20,000,000.

“Confidential Information” shall have the meaning set forth in Section 9.03.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the equity interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person.

“Default Rate” means the prime rate published by the Wall Street Journal on the first day of each month the payment is delinquent, plus three percent (3%) per annum, or the maximum interest rate permitted by the applicable usury laws, whichever is the lesser.  If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the Default Rate shall be the prime rate publicly announced by JPMorgan Chase Bank, N.A. or its successor plus three percent (3%) per annum.

“Development Costs” means (a) all direct costs, expenses and liabilities incurred in conducting Development Operations and (b) the indirect charges that are applicable to the operations described in the clause (a) under the terms of any applicable Operating Agreement.

“Development Operations” means (a) obtaining, acquiring, licensing, processing, reprocessing and evaluating Seismic Data, (b) permitting, drilling, testing, completing, recompleting, equipping, reequipping, and plugging and abandoning Wells, (c) acquiring and installing Equipment and (d) all other activities or operations related to the exploration and development of the Properties.

“Drag-Along Transaction” shall have the meaning set forth in Section 7.05.

“Environmental Laws” means any and all Governmental Requirements pertaining to health, safety or the environment in effect in any and all jurisdictions in which the Properties are located or in which activities relating to the Properties have been conducted, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and other environmental conservation or protection laws, including all amendments to any of the foregoing.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property is located or any activity relating to the assets has been conducted, establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“Equipment” means all wells, equipment, facilities pumps, well equipment (surface and subsurface), saltwater disposal wells, water wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treatment facilities, pipeline gathering lines, flow lines, transportation lines, valves, meters, separators, tanks, tank batteries, and other equipment and facilities situated on or used in connection with the production, handling, treatment, gathering, transporting or marketing of oil and gas from any Property.

“Event of Default” means (a) with respect to any Legacy Party one or more of the following:

(i)
failure by Legacy to acquire its Ownership Percentage of a Property pursuant to Section 2.02, failure by Legacy to participate Development Operations pursuant to Section 2.03, with such failure continuing for five (5) days after written notice from Black Oak Resources specifying the failure and demanding that the same be remedied, or failure to pay money when due pursuant to this Agreement, in each case with such failure continuing for five (5) days after written notice from Black Oak Resources specifying the failure and demanding that the same be remedied;

(ii)
default by such Legacy Party in the observance or performance in any material respect of any of the material obligations of such Legacy Party (other than defaults described in clause (i) preceding) with such default continuing for thirty (30) days after written notice from Black Oak Resources specifying the default and demanding that the same be remedied;

(iii)
an entry of a decree or order which remains in force, undischarged or unstayed for sixty (60) days relating to such Legacy Party by a court having jurisdiction (A) granting relief under Title 11 of the United States Code; (B) approving as properly filed a petition seeking reorganization of such Party under Title 11 of the United States Code, or any other state or federal law; (C) for the appointment of a receiver or liquidator or trustee in bankruptcy or insolvency of such Legacy Party or of the property of such Legacy Party; (D) appointing a custodian, trustee, receiver or agent with authorization to take charge of a material portion of the property of such Legacy Party for the purpose of enforcing a lien against such property; or (E) for the winding up or liquidation of the affairs of such Legacy Party; or

(iv)
such Legacy Party having taken any of the following actions: (A) instituting proceedings or consent to the institution of proceedings under any state or federal law relating to debtor rehabilitation, insolvency, bankruptcy, liquidation or reorganization, including specifically Title 11 of the United States Code; (B) consenting to the appointment of a receiver, liquidator or trustee in bankruptcy or other insolvency proceedings of it or of its property or any substantial portion of its property; (C) procuring, permitting or suffering the appointment of a custodian, trustee, receiver or agent with authorization to take charge of a material portion of its property or for the purposes of enforcing a lien against such property; (D) making an assignment for the benefit of creditors, or admitting it is generally not able to pay its debts as they become due; or (E) failing to pay its material debts as they become due.

(b)           with respect to Black Oak Resources one or more of the following:

(i)
default by Black Oak Resources in the observance or performance in any material respect of any of the material obligations of Black Oak Resources with such default continuing for thirty (30) days (or five (5) days in the case of failure to pay money) after written notice from Legacy specifying the default and demanding that the same be remedied;

(ii)
an entry of a decree or order which remains in force, undischarged or unstayed for sixty (60) days relating to Black Oak Resources by a court having jurisdiction (A) granting relief under Title 11 of the United States Code; (B) approving as properly filed a petition seeking reorganization of such Party under Title 11 of the United States Code, or any other state or federal law; (C) for the appointment of a receiver or liquidator or trustee in bankruptcy or insolvency of Black Oak Resources or of the property of Black Oak Resources; (D) appointing a custodian, trustee, receiver or agent with authorization to take charge of a material portion of the property of Black Oak Resources for the purpose of enforcing a lien against such property; or (E) for the winding up or liquidation of the affairs of Black Oak Resources; or

(iii)
Black Oak Resources having taken any of the following actions: (A) instituting proceedings or consent to the institution of proceedings under any state or federal law relating to debtor rehabilitation, insolvency, bankruptcy, liquidation or reorganization, including specifically Title 11 of the United States Code; (A) consenting to the appointment of a receiver, liquidator or trustee in bankruptcy or other insolvency proceedings of it or of its property or any substantial portion of its property; (C) procuring, permitting or suffering the appointment of a custodian, trustee, receiver or agent with authorization to take charge of a material portion of its property or for the purposes of enforcing a lien against such property; (D) making an assignment for the benefit of creditors, or admitting it is generally not able to pay its debts as they become due; or (E) failing to pay its material debts as they become due.

“Existing Burdens” means with respect to a Lease (a) the royalties reserved to the lessor in a Lease, (b) all overriding royalties, production payments and other similar burdens on production whether or not of record to which the Lease is subject, or Black Oak Resources is obligated to create, at the time of the acquisition of such Lease by the Parties, (c) any “backin” working interest or deferred, carried or reversionary working interest whether or not of record to which the Lease is subject, or Black Oak Resources is obligated to create, at the time of the acquisition of such Lease by the Parties, Black Oak Resources is subject, and (f) all agreements, contracts, easements and other instruments whether or not of record to which the Lease is subject, or Black Oak Resources is obligated to create, at the time of the acquisition of such Lease by the Parties.

“Existing Well” means any well located on any Property at the time of acquisition thereof by the Parties.

“Fair Market Value” means for any asset the  price that could be obtained for the sale of the assets on such date in a negotiated, arm’s length transaction with a party unaffiliated with the seller thereof.

“General and Administrative Costs” means all general, administrative and overhead costs and expenses incurred by Black Oak Resources and/or any of its Affiliates in connection with searching for, identifying and evaluating opportunities for the acquisition of Properties, acquiring Properties, analyzing and evaluating opportunities for the development of Properties, conducting, supervising and monitoring Development Operations and operating and maintaining Properties, less any amounts of any indirect charges paid to Black Oak Resources and/or any of its Affiliates under any Operating Agreement under which it is operator of Properties.

“Governmental Authority” means (a) any federal, state, local, municipal or other government, (b) any governmental, regulatory or administrative agency, commission or other authority lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and (c) any court or governmental tribunal.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Hydrocarbons” means oil, gas and all other hydrocarbons and substances produced in association with oil or gas, and any of them.

“Lease” means any right, title or interest in and to any oil and gas lease and any contractual right to acquire any interest in any oil and gas lease including, without limitation, farmin and farmout, option, acreage contribution and similar agreements.

“Lease Maintenance Costs” means all costs, expenses and liabilities incurred in maintaining, renewing and/or extending any Lease, including without limitation, option payments, bonus payments, shut in payments and delay rental payments, but excluding royalty payments and Development Costs.

“Legacy” has the meaning set forth in the preamble.

“Legacy/Black Agreement” means that certain Agreement dated September __, 2008 between Legacy and Michael E. Black.

“Legacy Change of Control” means the occurrence of either of the following:  (i) Legacy GP fails to Control Legacy, (ii) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of the Legacy Parent then outstanding equity interests either (A) acquires equity interests of  Legacy Parent in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding equity interests of Legacy Parent, or (B) acquires, by proxy or otherwise, the right to vote, for the election of directors, for any merger, combination or consolidation of Legacy GP or Legacy Parent, or for any other matter or question, more than 20% of the then outstanding voting securities of Legacy GP or Legacy Parent (except where such acquisition is made by a person or persons appointed by at least a majority of the board of directors of Legacy GP or Legacy Parent to act as proxy for any purpose); (ii) the election or appointment, within a twelve-month period, of persons to Legacy GP’s or Legacy Parent’s board of directors or similar managing body who were not directors or managers of Legacy GP or Legacy Parent at the beginning of such twelve-month period, and whose election or appointment was not approved by a majority of those persons who were directors at the beginning of such period, where such newly elected or appointed directors or managers constitute 30% or more of the directors or managers of the board of directors or similar governing body of Legacy GP or Legacy Parent; or (iii) the units representing limited partner interests of Legacy Parent cease to be listed and traded on a National Securities Exchange, as defined in the Exchange Act or cease to be registered under Section 12 of the Exchange Act.

“Legacy GP” means Legacy Reserves Operating GP, LLC, a Delaware limited liability company.

“Legacy Identified Opportunity” shall have the meaning set forth in Section 6.01.

“Legacy Parent” means Legacy Reserves LP, a Delaware limited partnership.

“Liabilities” has the meaning provided such term in Section 10.13.

“LLC Agreement” means the Limited Liability Company Agreement of Black Oak Resources as of the date hereof.

“Offered Assets” shall have the meaning set forth in Section 7.01.

“Offeree” shall have the meaning set forth in Section 7.01.

“Operating Agreement” means with respect to any Property an operating agreement in substantially the form of the operating agreement attached hereto as Exhibit A designating Black Oak Operating as operator, unless a Third Party Operating Agreement is applicable thereto, in which case it means such Third Party Operating Agreement.

“Operating Costs” with respect to any Property means (a) all direct costs, expenses and liabilities incurred pursuant to the terms of this Agreement or any Operating Agreement in connection with operating and maintaining the Wells and Equipment associated with such Property and handling, marketing, transporting or disposing of the production therefrom, and (b) the indirect charges that are applicable to the operations described in the clause (a) under the terms of the applicable Operating Agreement.

“Operator” shall mean Black Oak Operating or such other Person that is designated as operator under the applicable Operating Agreement.

“Opportunity” shall mean any right, title, interest and estate, to be acquired directly or indirectly, in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profits interests and production payment interests, including any reserved or residual interests of whatever nature and including equity, partnership or other ownership interests in entities owning any of such properties.

“Offeree” shall have the meaning set forth in Section 7.01.

“Option Period” shall have the meaning set forth in Section 7.02.

“Ownership Percentage” means (a) an undivided ninety two percent (92%) as to Black Oak Resources and (b) an undivided eight percent (8%) as to Legacy.

“Parties” means Black Oak Resources and Legacy and “Party” means either of the Parties.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, trust, association, or other entity.

“Property” means all Leases and interests therein acquired by the Parties pursuant to this Agreement and all Equipment, permits, licenses, rights-of-way, easements, surface rights, contracts, agreements and other rights and interests acquired in connection therewith.

“Qualified Offer” shall have the meaning set forth in Section 7.02.

“Remaining Amount” means as of any point in time the Commitment, less all Acquisition Costs, Development Costs and General & Administrative Costs paid by Legacy as of such point in time.

“Revenues” means (i) all production revenues received by Legacy with respect to its Ownership Percentage in the Properties after excluding all Existing Burdens applicable thereto and (ii) the amount of all cash and the Fair Market Value of all other compensation received by Legacy for the sale of other disposition of any Property, less Legacy’s share of the costs and expenses of any such sale or other disposition.

“Seismic Data” means all geophysical data collected or obtained from any seismic survey (2-D or 3-D), gravity meter survey, or other geophysical technique applicable to any Property, including any processed or reprocessed data.

“Selling Party” shall have the meaning set forth in Section 7.01.

“Series B Units” shall have the meaning set forth in the LLC Agreement.

“Tag Notice” shall have the meaning set forth in Section 7.06.

“Tag Right” shall have the meaning set forth in Section 7.06.

“Tag Transferee” shall have the meaning set forth in Section 7.06.

“Tag-Along Transaction” shall have the meaning set forth in Section 7.06.

“Third Party Operating Agreement” means any operating agreement with any third party to which any Property or any portion thereof is subject.

“Third Party Tag Offer” shall have the meaning set forth in Section 7.06.

“Well” means any Existing Well or Additional Well.

ARTICLE 2

PARTICIPATION

 2.01           Participation.  Subject to the terms of this Agreement, Legacy shall participate with Black Oak Resources in the acquisition of all Properties acquired by Black Oak Resources during the Acquisition Period and all Development Operations with respect to the Properties in which Black Oak Resources participates.

 2.02           Acquisitions.

 (a)           Legacy shall acquire its Ownership Percentage of each Property acquired by Black Oak Resources during the Acquisition Period provided that the Remaining Amount is greater than zero and Legacy’s Ownership Percentage of the Acquisition Costs of such Property shall not exceed the Remaining Amount as of the date an Acquisition Agreement to acquire such Property is entered into by Black Oak Resources.  Legacy shall have no right or obligation to participate with Black Oak Resources in the acquisition of any Property by Black Oak Resources after the Acquisition Period or if Legacy’s Ownership Percentage of the Acquisition Costs of such Property would exceed the Remaining Amount as of the date an Acquisition Agreement to acquire such Property is entered into by Black Oak Resources.  Additionally, Black Oak Resources will not, without Legacy’s written consent, pursue an acquisition of Properties that have anticipated Development Operations if Legacy’s Ownership Percentage of the Acquisition Costs and anticipated Development Costs with respect to such acquisition would cause the Remaining Amount to be less than or equal to zero.

 (b)           Prior to committing to acquire any Property, Black Oak Resources shall consult with Legacy regarding the proposed acquisition and the proposed price and terms of the proposed acquisition, but Black Oak Resources shall determine in its sole discretion (A) whether to acquire any Property and (B) the price and terms under which any Property shall be acquired.

 (c)           At the request of Black Oak Resources, Legacy shall join with Black Oak Resources in the execution of any Acquisition Agreement for any acquisition of Properties in which Legacy is obligated to participate under Section 2.02(a).  Any such Acquisition Agreement shall contain such terms and provisions as Black Oak Resources in its sole discretion determines are appropriate for such acquisition and shall provide that the rights and interests to be acquired under such agreement shall be owned by the Parties in accordance with their Ownership Percentages and that all obligations of the Parties under such agreement are several and not joint and shall be performed by the Parties in accordance with their Ownership Percentages.

 (d)           Black Oak Resources shall provide Cash Calls to Legacy for Legacy’s Ownership Percentage of any amounts payable under the terms of any Acquisition Agreement for any acquisition of Properties in which Legacy is obligated to participate under Section 2.02(a).  Such Cash Calls shall be for Legacy’s Ownership Percentage of any deposit or other amount to be paid by the Parties in connection with the execution of any such Acquisition Agreement, any amount to be paid in connection with the closing of any such acquisition and any other amount to be paid in connection with any such acquisition. Each such Cash Call shall include the amount due by the Parties, Legacy’s Ownership Percentage of such amount, the date such amount is expected to be due and the Black Oak Resources account to which such amount shall be transferred by Legacy.  Not later than one Business Day prior to the date such amount is anticipated to be due as set forth in such Cash Call, Legacy will transfer such amount in immediately available U.S. funds to the account designated by Black Oak Resources.

 2.03           Development.

 (a)           Legacy shall participate with Black Oak Resources in each Development Operation in which Black Oak Resources participates, provided that the Remaining Amount is greater than zero and Legacy’s Ownership Percentage of the estimated Development Costs of any such Development Operation does not exceed the Remaining Amount as of the date Black Oak Resources proposes, or receives a proposal to participate in, such Development Operation.

 (b)           In the event any Development Operation with respect to which Legacy is not required to participate pursuant to Section 2.03(a) is proposed under any Operating Agreement, Legacy shall elect whether or not to participate in such Development Operation in  accordance with the terms of the applicable Operating Agreement.

 (c)            For as long as Black Oak Resources owns an interest in the Properties, Legacy hereby authorizes Black Oak Resources to elect on Legacy’s behalf the same election(s) as made by Black Oak Resources with respect to any Development Operation with respect to which Legacy is required to participate pursuant to Section 2.03(a), including but not limited to (i) any proposal to drill any Additional Well, (ii) any proposal to complete, sidetrack, plug back or deepen any Well, (iii) any proposal to acquire and install Equipment, (iv) any proposal to plug and abandon any Well and (v) any other proposed Development Operation.  Legacy shall execute such AFE’s and other instruments as Black Oak Resources may request to evidence Legacy’s participation in any Development Operation with respect to which Legacy is required to participate pursuant to Section 2.03(a).  Black Oak Resources agrees to consult from time to time with Legacy regarding the development of the Properties, but Black Oak Resources shall determine in its sole discretion whether to conduct or participate in any proposed Development Operation.

 2.04           Property Interests.  With respect to each Property with respect to which Legacy participates with Black Oak Resources in the acquisition thereof pursuant to the terms of this Agreement, subject to the terms of this Agreement and the applicable Operating Agreement, Legacy shall own an undivided 8% and Black Oak Resources shall own an undivided 92% of the interest acquired by the Parties in each such Property, subject to the Existing Burdens.  Any defects of title shall be the joint responsibility of Black Oak Resources and Legacy and, if a title loss occurs, it shall be the joint loss of Black Oak Resources and Legacy, with each bearing its pro rata part of the loss and of any liabilities incurred in the loss. If such a loss occurs, there shall be no change in, or adjustment of, the relative interests of Black Oak Resources and Legacy under this Agreement in the remaining portion of or interest in the Property.

ARTICLE 3

FUNDING

 3.01           Startup Costs.  Legacy shall reimburse Black Oak Resources for 8% of all reasonable costs, fees and expenses incurred by Post Oak Energy Capital, L.P. and Black Oak Resources in connection with forming and organizing Black Oak Resources and preparing and negotiating this Agreement.  All legal fees and expenses incurred by Legacy in connection with preparing and negotiating this Agreement shall be borne and paid by Legacy.

 3.02           Billings and Payments.

 (a)           Black Oak Resources will bill Legacy monthly for Legacy’s Ownership Percentage of all Acquisition Costs, Lease Maintenance Costs, Development Costs, Operating Costs other than Operating Costs that are billed directly to Legacy by any third party Operator, and General and Administrative Costs.  Black Oak Resources will adjust each monthly billing to reflect Cash Calls received from Legacy.   Legacy will pay the adjusted amounts billed within fifteen (15) days of receipt of the bill.

 (b)           Black Oak Resources may require Legacy to advance Legacy’s Ownership Percentage of estimated Acquisition Costs (other than Acquisition Costs that are Cash Called pursuant to Section 2.02(d)), Lease Maintenance Costs, Development Costs, Operating Costs and General and Administrative Costs within fifteen (15) days after receipt of an advance billing therefor.   Amounts that are billed in advance pursuant to this Section 3.02(b) and amounts that are Cash Called pursuant to Section 2.02(d) are “Cash Calls”.

 (c)           For the avoidance of doubt, it is understood and agreed that Legacy shall be responsible for, and shall pay, its working interest share of any cost overruns incurred in the conduct of Development Operations in which it is required to, or elects to, participate pursuant to the provisions hereof, notwithstanding any estimates that may have been made with respect to any such costs.

 3.03           Disposition of Production.  Subject to the remaining provisions of this Section 3.03, each Party shall take in kind and separately dispose of its share of production from the Properties in accordance with the terms of the applicable Operating Agreement.  At the request of Legacy, Black Oak Resources shall use commercially reasonable efforts to market Legacy’s share of the production from the Properties on the same terms and prices that Black Oak Resources markets its own share of such production.  Any sale by Black Oak Resources of Legacy’s share of such production shall be for such reasonable periods of time as Black Oak Resources in its discretion determines are consistent with industry practices under the circumstances, but in no event shall a contract for such sale be for a period in excess of one (1) year without the consent of Legacy.  Legacy shall have the right to terminate Black Oak Resources’ right and obligation to market Legacy’s share of production at any time, subject to any sales commitments or contracts that Black Oak Resources may have entered into prior to such termination.

 3.04           Existing Burdens.  Each Party shall pay or cause to be paid its share of the Existing Burdens on such production.

 3.05           Abandonment Costs.  Each Party shall be responsible for paying its Ownership Percentage of the costs of plugging, decommissioning and abandoning, in accordance with all applicable legal and contractual requirements, all Wells and Equipment associated with the Properties.

ARTICLE 4

OPERATIONS

 4.01           Operatorship; Operating Agreement.

 (a)           Black Oak Operating or an Affiliate of Black Oak Resources shall be the Operator of each Property or portion thereof that is not subject to a Third Party Operating Agreement.   If Black Oak Operating is the Operator, prior to the commencement of Development Operations on such Properties, the Parties will enter into an Operating Agreement for such Properties on the form attached hereto as Exhibit B.

 (b)           All Development Operations with respect to any Property shall be conducted subject to the terms of this Agreement and the applicable Operating Agreement.  In the event of any conflict between the provisions of this Agreement and the provisions of any Operating Agreement, the provisions of this Agreement shall prevail as between Black Oak Resources and Legacy.  All operations conducted after termination of this Agreement shall be conducted subject to the terms of the applicable Operating Agreement.

 (c)           From time to time, Properties may be acquired that are subject to Third Party Operating Agreements or Third Party Operating Agreements may be entered into in connection with the acquisition or development of Properties.  The decision of Black Oak Resources or Legacy to propose any operation or acquisition under any agreement with any third party or to participate in any operation or acquisition proposed by any third party under any such agreement shall be made subject to and in accordance with the terms of this Agreement.

 4.02           Authority Generally.  Black Oak Resources shall be responsible for the conduct and management of the Properties.  As among the Parties, subject to the Operating Agreements, except to the extent that any Operating Agreement conflicts with this Agreement, Black Oak Resources shall conduct all Development Operations, including the drilling, testing, completion, fracing, deepening, plugging back, recompleting, and equipping of all Wells and the plugging and abandonment of any Wells that are not capable of being produced economically.  To this end, subject to the Operating Agreements, except to the extent that any Operating Agreement conflicts with this Agreement, Black Oak Resources shall have all powers and authority necessary or appropriate for the performance of its obligations to conduct any and all Development Operations, production and operational activities with respect to the Properties, including, but not limited to, the following powers and authority:

 (a)           to conduct or cause to be conducted geological, seismic and other geophysical operations and other investigations in connection with the evaluation of potential areas for acquisition of Properties and/or the drilling of a Well;

 (b)           to purchase or rent equipment, material and supplies for carrying on operations hereunder;

 (c)           to arrange for such outside geological, geophysical, engineering, land, legal, accounting and other services as may be necessary to carry on the operations hereunder;

 (d)           to negotiate, acquire and execute farmout or farmin agreements, prospect acquisition agreements, joint exploration or development agreements, assignments and other instruments related to the acquisition of Properties;

 (e)           to acquire Properties and to bid at lease sales for the purposes of acquiring Properties;

 (f)           to make dry hole and bottom hole contributions to third parties;

 (g)           to arrange for the drilling of Wells and make such decisions of a technical nature as may be required in connection with the drilling, testing, completing, equipping and operating of any and all such Wells as Black Oak Resources deems appropriate;

 (h)           to negotiate and execute contracts with drilling contractors and other service contractors for the drilling and completion of Wells and providing for services incident thereto (including any such contract on a turnkey, footage or daywork basis, or a combination thereof, or pursuant to whatever type of drilling contract, operating agreement or arrangement, Black Oak Resources deems appropriate at the time of entering into same);

 (i)           to execute and prosecute applications and permits necessary to be obtained from appropriate governmental authorities for all operations to be conducted hereunder, including agreements relating thereto, to conduct or participate in environmental impact studies relative to operations with respect to Properties and opportunities to acquire Properties, and to take all action necessary to comply with applicable governmental regulations in connection with operations to be conducted hereunder;

 (j)           in the case of explosion, blowout, fire or other sudden emergency endangering life or property, to take such steps and incur such expenses as in its opinion are required to deal with the emergency, to safeguard life and property or to comply with governmental regulations; and

 (k)           to negotiate other agreements necessary or appropriate to the conduct by Black Oak Resources of the operations contemplated hereunder in accordance with the terms hereof.

 4.03           Geophysical Operations.  Any licensed Seismic Data acquired in connection with Development Operations shall be licensed only to Black Oak Resources or an Affiliate of Black Oak Resources unless Black Oak Resources is able, using commercially reasonable efforts, to obtain a license for Legacy covering such Seismic Data and Legacy agrees to pay the costs of such license and to be bound by the terms thereof.  With respect to all licensed Seismic Data related to the Properties, Legacy shall have no right or access to view such data whatsoever, unless the license obtained by Black Oak Resources or its Affiliate permits such access or a license for such Seismic Data has been obtained for Legacy.  Seismic Data may be subject to license agreements between Black Oak Resources and/or its Affiliates which prohibits Black Oak Resources from disclosing such data except for conditions as may be expressly provided in any such agreement.  However, for any such proprietary Seismic Data obtained by Black Oak Resources which is not subject to a license to or from a third party, Legacy may view such data on workstations located in Black Oak Resources’ offices during reasonable business hours to the extent such access would not (a) breach any agreement relating to such rights, data or interpretations or (b) subject Black Oak Resources or other owner of the Seismic Data to any payment, penalty or other consideration.

 4.04           Insurance.

 (a)           At all times that operations are conducted under this Agreement, Black Oak Resources shall maintain the same insurance (except with respect to Workers’ Compensation and Employer’s Liability) for Legacy which Black Oak Resources maintains for itself.  Legacy shall be named as an additional insured thereunder except with respect to the Worker’s Compensation and Employer’s Liability Insurance.  Black Oak Resources shall charge Legacy and Legacy shall pay Legacy’s share of the costs of such insurance.  In the event insurance markets for property damage or well control insurance should change which would make it impractical for Black Oak Resources to maintain such insurance coverage for Legacy for Legacy’s Ownership Percentage in the Properties and Wells pursuant to this Agreement, then Black Oak Resources will provide written notice to Legacy as soon as reasonably possible at which time Legacy shall be required to secure such insurance coverage as provided in the applicable Operating Agreement.  In the event that Legacy obtains and maintains any insurance on its own and provides Black Oak Resources satisfactory evidence thereof, Legacy shall cease to be carried as an additional insured on Black Oak Resources’ policies relating to such insurance and will not be charged for the cost thereof.  Black Oak Resources and Legacy agree to waive subrogation if they separately insure.

 (b)           Black Oak Resources shall obtain and maintain all bonds and financial guarantees required by applicable law, regulation or rule.  Legacy’s Ownership Percentage of the entire cost of those bonds and financial guarantees acquired exclusively for the conduct of activities and operations under this Agreement shall be charged to and paid by Legacy, and Legacy’s Ownership Percentage of the ratable portion of the cost of any bonds and financial guarantees acquired in part for the conduct of activities and operations under this Agreement and in part for other activities and operations of Black Oak Resources shall be charged to and paid by Legacy.

ARTICLE 5

TITLE MATTERS

 5.01           Title Review.  With respect to each acquisition of Properties, Black Oak Resources shall cause to be conducted such title examination or title review as Black Oak Resources deems appropriate under the circumstances.  In the event of a title defect or title change relating to a Property, all costs incurred, losses or benefits arising from the title defect or title change shall be shared by the Parties hereto in accordance with their respective Ownership Percentages in the applicable Property.  Promptly after any Party learns of any material title defect or title change, such Party will notify the other Party thereof and upon request furnish such Party copies of all information in such Party’s possession relating thereto.

 5.02           Lease Records.  Black Oak Resources will maintain, or caused to be maintained, complete and accurate records of all Properties and of the acquisition and disposition of all leases and Equipment in connection with conducting Development Operations, and all insurance policies (or copies or certificates thereof) in effect.  Copies of all of such leases, assignments thereof or of parts or portions thereof, lease purchase reports, title reports and title opinions (and curative instruments relating to requirements therein) acquired in connection therewith, delay rental receipts and any other pertinent information relating to such leases in the possession of Black Oak Resources will be furnished to Legacy upon request at Legacy’s sole cost and expense.

 5.03           Lease Maintenance.  Black Oak Resources shall pay, or cause to be paid, all Lease Maintenance Costs and Legacy shall reimburse Black Oak Resources for Legacy’s share of the amounts so paid.  Black Oak Resources shall have no liability to Legacy for losses sustained as a result of improper payment of Lease Maintenance Costs, REGARDLESS OF THE NEGLIGENCE OF Black Oak Resources.

ARTICLE 6

OPPORTUNITIES

 6.01           Legacy Identified Opportunities.  If any Legacy Party becomes aware of any Opportunity that (i) the Legacy Parties do not desire to pursue in whole or in part or (ii) any Legacy Party desires to pursue, in whole or in part, jointly with a third Person (other than under a farmout arrangement) (a “Legacy Identified Opportunity”), the Legacy Parties shall (i) notify Black Oak Resources thereof, (ii) provide Black Oak Resources all information regarding the Legacy Identified Opportunity that is obtained or developed by the Legacy Parties or their Affiliates, subject to any third party contractual provisions precluding disclosure (provided that the Legacy Parties have used their commercially reasonable efforts to cause any such confidentiality restrictions not to apply to the disclosure to Black Oak Resources) and (iii) offer Black Oak Resources the opportunity to pursue such Legacy Identified Opportunity.  Black Oak Resources understands that in order to obtain access to information that is subject to third party contractual provisions precluding disclosure, it may be required by such third party to agree to be subject to the same confidentiality and non-disclosure terms to which Legacy is bound or other confidentiality agreement with such third party related to the Opportunity.  The Legacy Parties shall not advise any third Person of any Legacy Identified Opportunity or offer any third Person the opportunity to pursue any Legacy Identified Opportunity or join with any Legacy Party in the acquisition of any Legacy Identified Opportunity unless the Legacy Parties have first complied with the provisions of this Section 6.01 and Black Oak Resources has notified the Legacy Parties that it is not interested in pursuing such Legacy Identified Opportunity; provided that, subject to Section 6.03, nothing in this Section 6.01 shall preclude Legacy from pursuing oil and natural gas acquisition opportunities jointly with unaffiliated third parties in the normal course of business consistent with past practices.

 6.02           Black Oak Resources Identified Opportunities.  If Black Oak Resources becomes aware of any Opportunity that Black Oak Resources does not desire to pursue in whole or in part or Black Oak Resources desires a third Person to join with it in the acquisition of any Opportunity (the portion of any such Opportunity that Black Oak Resources does not desire to pursue in whole or Black Oak Resources desires a third Person to join with it in the acquisition thereof is a “Black Oak Resources Identified Opportunity”), Black Oak Resources shall (i) notify Legacy thereof, (ii) provide Legacy all information regarding the Black Oak Resources Identified Opportunity that is obtained or developed by Black Oak Resources or its Affiliates, subject to any third party contractual provisions precluding disclosure (provided that Black Oak Resources has used its commercially reasonable efforts to cause any such confidentiality restrictions not to apply to the disclosure to the Legacy Parties) and (iii) offer Legacy the opportunity to pursue such Black Oak Resources Identified Opportunity.   Black Oak Resources shall not advise any third Person of any Black Oak Resources Identified Opportunity or offer any third Person the opportunity to pursue any Black Oak Resources Identified Opportunity or join with Black Oak Resources in the acquisition of any Black Oak Resources Identified Opportunity unless Legacy has first complied with the provisions of this Section 6.02 and Legacy has notified Black Oak Resources that it is not interested in pursuing such Black Oak Resources Identified Opportunity.

 6.03           No Other Development Companies.  The Legacy Parties will not, and will not permit any of their Affiliates to, enter into any arrangement with any other party similar to its arrangements with Black Oak Resources hereunder and with Michael E. Black under the Legacy/Black Agreement.

ARTICLE 7

RIGHT OF FIRST OFFER

 7.01           Right Of First Offer.  For so long as Black Oak Resources owns an interest in the Property, if any Party (a “Selling Party”) desires to sell of any of its interest in any Property with value in excess of $1 million in a bona fide transaction to one or more Persons not Affiliated with the Selling Party, it shall first notify the other Party (the “Offeree”) in writing of the proposed sale (the “Asset Sale Notice”).  Each Asset Sale Notice shall (i) identify the assets that the Selling Party wishes to sell (the “Offered Assets”),  (ii) include a summary of any material terms required by the Selling Party in connection with the proposed sale, and (iii) offer to the Offeree the right to make an offer to purchase the Offered Assets.

 7.02           Qualified Offer.  The Offeree shall have the right for a period of thirty (30) days from the date the Asset Sale Notice is received (the “Option Period”) to submit an offer to purchase all of the Offered Assets. Any such offer shall be in writing, shall be a valid offer legally binding on Offeree, shall contain the price offered for the Offered Assets, and an acknowledgment that any sale between the Parties shall be subject to the terms set forth in the notice given by the Selling Party.  Any offer submitted by Offeree that meets the requirements of this Section 7.02 is a “Qualified Offer”.

 7.03           Sale.  If the Offeree does not submit a Qualified Offer to the Selling Party within such thirty (30) day period, or if a Qualified Offer is submitted by the Offeree and is rejected by the Selling Party, the Selling Party is free to sell the Offered Assets to one or more Persons not Affiliated with the Selling Party; provided, however, that the Selling Party shall be prohibited from accepting any offer for the Offered Assets from a Person not Affiliated with the Selling Party if (a) the Fair Market Value of the consideration offered by such Person does not exceed the Fair Market Value of the consideration offered in the rejected Qualified Offer by the lesser of (i) 10% or (ii) $10 million and (b) the Qualified Offer continues to be valid and binding on Offeree.

 7.04           Cooperation.  The Selling Party shall use commercially reasonable efforts to cooperate fully with Offeree and its agents and representatives in conducting due diligence of the Offered Assets during the Option Period.  In connection therewith Selling Party shall use commercially reasonable efforts to take customary actions reasonably requested by Offeree, including making the Offered Assets and Selling Party’s books and records relating thereto  reasonably available for inspection by Offeree during normal business hours, establishing a data room including materials customarily made available to potential acquirors in connection with such processes and making its employees reasonably available for interviews and other diligence activities during normal business hours, in each case subject to the terms of any confidentiality or other agreements with third Persons relating to the Offered Assets.

 7.05           Drag-Along Rights.  If Black Oak Resources decides to sell all its interest in any of the Properties (a “Drag-Along Transaction”),  at the request of Black Oak Resources Legacy shall agree to sell its interest in such Properties on the terms and conditions and for the same price and consideration (adjusted to reflect Legacy’s relative ownership of such Properties) as applicable to Black Oak Resources under such Drag-Along Transaction.  Legacy shall promptly take all necessary and desirable actions requested by Black Oak Resources in connection with the consummation of the sale by Legacy of its interest in the Properties that are subject to the Drag-Along Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to effectuate such sale and to provide customary representations, warranties, indemnities, and escrow/holdback arrangements relating thereto, in each case to the extent that Black Oak Resources is similarly obligated.  Legacy and Black Oak Resources shall each bear and be responsible for all costs and expenses, including legal fees and expenses, incurred by it in connection with any such transaction.

 7.06           Tag-Along Rights.  If Black Oak Resources desires to sell its interest in any of the Properties to a bona fide third Person (a “Tag Transferee”, and the transaction, a “Tag-Along Transaction”) pursuant to an offer from such Tag Transferee (a “Third Party Tag Offer”), then Black Oak Resources shall require the Tag Transferee to purchase the interest of Legacy in such Properties on the same terms and conditions and for the same price and consideration (adjusted as appropriate to reflect Legacy’s relative interest in such Properties). Notwithstanding the foregoing, this Section 7.06 shall not be applicable to, and Black Oak Resources may sell or transfer its interest in any of the Properties without complying with any of the provisions of this Section 7.06 in connection with any sale or transfer of its interests in the Properties (i) to an Affiliate of Black Oak Resources or (ii) made pursuant to a Drag-Along Transaction.  Black Oak Resources shall cause any such Third Party Tag Offer to be reduced to writing and shall send written notice of such Third Party Tag Offer and of the offer to purchase Legacy’s interest in the applicable Properties (the “Tag Notice”) to Legacy.  Legacy shall have the right (a “Tag Right”) to elect to sell its interest in the applicable Properties to the Tag Transferee pursuant to the terms and conditions of the offer to Legacy set forth in the Tag Notice by executing such offer and delivering the same to the Tag Transferee within 10 days after receipt by Legacy of the Tag Notice.

ARTICLE 8

TERM

 8.01           Term.  The term of this Agreement (the “Term”) shall commence on the date first set forth above and shall continue until Black Oak Resources has dissolved and terminated.

 8.02           Event of Default.  If during the Term an Event of Default occurs, then the non-defaulting party may proceed by appropriate court action to enforce performance of this Agreement or to recover from the defaulting party any and all damages or expenses (including, without limitation, reasonable attorney’s fees) sustained by reason of such Event of Default or on account of enforcement of remedies hereunder, and/or terminate this Agreement effective as of the date of such Event of Default.

 8.03           Effect of Termination.

 (a)           Termination of this Agreement for any reason shall not relieve any Party of any obligation arising prior to such termination or as a result of any operation or activity conducted prior to such termination.

 (b)           Upon the termination of this Agreement, the rights and obligations of the Parties with respect to any Property shall be governed by the applicable Operating Agreement.

 (c)           Notwithstanding the preceding, the provisions of this Section 8.03 and the provisions of Articles 9 and 11 shall survive the termination of this Agreement.

ARTICLE 9

RELATIONSHIP OF PARTIES

 9.01           No Partnership.  This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership, mining or otherwise, or an association for profit between the Parties.

 9.02           Income Tax Election.  Notwithstanding that the rights and liabilities hereunder are several and not joint or collective or that this Agreement and the operations hereunder shall not constitute a partnership, for purposes of income tax reporting only, each Party hereto agrees with respect to all operations conducted hereunder to elect to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.  The results of operations hereunder shall not be reported as a partnership for federal and state income tax purposes.

 9.03           Confidentiality.  For two (2) years after the termination of this Agreement, the Legacy Parties shall keep confidential all data and information that is identified as confidential and all data and information regarding Black Oak Resources and the Properties (the “Confidential Information”), except to the extent that the Confidential Information (a) is or has become public other than by virtue of a breach of this Section 9.03 by any Legacy Party or has been disclosed to a Legacy Party by a third party which is not itself in breach of any confidentiality undertaking, (b) is required to be disclosed pursuant to applicable Governmental Requirement, including the rules of any stock exchange on which the shares of the party or its Affiliates are listed, or (c) is disclosed to Affiliates, lenders, accountants, attorneys, advisers or representatives of the receiving party, but only if the recipients of such Confidential Information have agreed to be bound by the provisions of this Section 9.03.  The Legacy Parties acknowledge that a breach of the provisions of this Section 9.03 may cause irreparable injury to Black Oak Resources for which monetary damages (or other remedy at law) are inadequate, difficult to compute, or both.  Accordingly, the Parties agree that the provisions of this Section 9.03 may be enforced by injunctive action or specific performance.

ARTICLE 10

ACKNOWLEDGEMENT OF LEGACY INTEREST

 10.01                      Series B Units.  The Parties acknowledge that Michael E. Black has acquired the Series B Units in Black Oak Resources.  The Parties further acknowledge that as an inducement for Legacy to enter into this Agreement, Legacy and Michael E. Black have, simultaneously with this Agreement, entered into the Legacy/Black Agreement.  Under the LLC Agreement, the consent of Black Oak Resources is required for certain provisions of the Legacy/Black Agreement.  In consideration of Legacy entering into this Agreement, Black Oak Resources hereby consents to such terms of the Legacy/Black Agreement.  Further, Black Oak Resources agrees to consider at the request of Legacy from time the time making distributions to Michael E. Black with respect to the Series B Units in Properties rather than in cash, but the decision whether to make any distribution with respect to the Series B Units in Properties or in cash shall be made by Black Oak Resources in its sole discretion.

ARTICLE 11

MISCELLANEOUS

 11.01                      Assignment.

 (a)           Legacy may not directly or indirectly convey, assign, transfer, sell, farmout, or otherwise dispose of all or any part of any Property or Well without the prior written consent of Black Oak Resources, such consent not to be unreasonably withheld.  Any disposition of a Property or Well by Legacy that is consented to by Black Oak Resources shall be made expressly subject to this Agreement and the applicable Operating Agreement and the assignee shall expressly assume all of Legacy’s obligations under this Agreement and the applicable Operating Agreement related to the assigned interest.

 (b)           Legacy shall not directly or indirectly convey, assign, transfer, sell or otherwise dispose of its rights or obligations under this Agreement without the prior written consent of Black Oak Resources, which consent Black Oak Resources is under no obligation to grant, except in connection with an assignment under Section 12.01(a) that is consented to by Black Oak Resources.

 (c)           Legacy shall not directly or indirectly convey, assign, transfer, sell or otherwise dispose of its rights under any agreement with Michael E. Black relative to Series B Units in Black Oak Resources, or distributions with respect thereto or proceeds thereof, without the prior written consent of Black Oak Resources, which consent Black Oak Resources is under no obligation to grant.

 (d)           Should Legacy desire to convey, assign, transfer, sell, farmout or otherwise dispose of (each a “Disposition”), all or any part of its interest in any Property or Well, it shall promptly give written notice to Black Oak Resources with full information concerning its proposed Disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to acquire the interest to be Disposed of), the purchase price or other consideration, and all other terms of the offer.  Black Oak Resources shall then have an optional prior right, for a period of ten (10) days after receipt of the notice, to acquire on the same terms and conditions the interest which Legacy proposes to Dispose of.  However, there shall be no preferential right in those cases where Legacy wishes to mortgage its interest, or to dispose of its interest by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which Legacy owns a majority of the stock.

 11.02                      Public Announcements.  Subject to the confidentiality provisions of this Agreement and the Operating Agreements, any Party shall have the right to make public announcements of the existence of this Agreement and the results of operations conducted hereunder provided that no such announcement will be made by any Party unless the same is in writing and the form and contents thereof have been approved in writing by the other Party, which approval shall not be unreasonably withheld.

 11.03                      Legacy Representations.  Legacy represents, warrants and agrees that:

 (a)           it is an experienced and knowledgeable investor in the oil, gas and natural resources industry, it has heretofore expended substantial amounts in exploration activities for oil and gas, and it has heretofore examined and analyzed numerous agreements similar to this Agreement;

 (b)           prior to entering into this Agreement, (i) it has made such investigation of Black Oak Resources and has been furnished such information with respect to Black Oak Resources and the activities and  operations to be conducted pursuant hereto as it deems necessary to evaluate the merits and risks involved in an investment hereunder, has been advised that Black Oak Resources (and officers and employees thereof) are available to answer questions about an investment hereunder, and has asked any questions of Black Oak Resources (and officers and employees thereof) which it desires to ask and has received answers with respect to all such questions; (ii) it understands that the transferability of its interest hereunder is restricted as set forth in this Agreement and that it cannot expect to be able readily to liquidate its investment in case of an emergency, it may have to continue to bear the risk of holding the interest for an indefinite period, prior to the date hereof there has been no public market for such interests and it is likely that after the date hereof there will be no such market for such interests, and Black Oak Resources is not registering, nor does it have any present intention ever to register, the interests under the Securities Act of 1933, as amended, or any state securities laws; (iii) it recognizes that Black Oak Resources has been recently organized and has no history of operations or earnings and that an investment in hereunder is of a speculative nature; (iv) it understands that no state or federal governmental authority has made any findings or determination relating to the fairness of the investment hereunder and that no state or federal governmental authority has recommended or will recommend or endorse such an investment; and (v) it has consulted with its attorney and/or with such other Persons as it deemed appropriate concerning this Agreement, including its representations and warranties that are contained in this Agreement;

 (c)           it will not transfer or dispose of its interest or any portion thereof in a manner which violates the Securities Act of 1933, as amended, or any applicable state securities laws;

 (d)           it is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is authorized to conduct business and is in good standing in the State of Delaware and the State of Texas;

 (e)           it is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. Legacy is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the code and any regulations promulgated thereunder);

 (f)           it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  Its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and no other act or proceeding on its part is necessary to authorize and consummate this Agreement or the documents, agreements and transactions contemplated hereby.  Such authorization, execution, delivery and performance do not violate or conflict with any other material agreement or arrangement to which Legacy is a party or by which it is bound;

 (g)           it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended;

 (h)           it is acquiring its interest hereunder for its own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act of 1933, as amended, or any other applicable domestic or foreign securities law, and it has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization;

 (i)           in entering into this Agreement, Legacy has relied solely on its own independent investigation, review and analysis of the activities to be conducted pursuant hereto and not on any representations or warranties of Black Oak Resources or any Affiliate of Black Oak Resources or their respective representatives, other than the representations and warranties contained in Section 11.04;

 (j)           except as set forth in Exhibit B, neither Legacy nor any of its Affiliates is subject to any agreement with any third party that would allow participation or an opportunity to participate by such third party in the transactions covered by this Agreement, any Property acquired pursuant to the terms hereof or any well drilled pursuant to the terms hereof; and

 (k)           Legacy is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or an “investment advisor” within the meaning of such Investment Company Act.

 11.04                      Black Oak Resources Representations.  Black Oak Resources represents, warrants and agrees that:

(a)            it is an experienced and knowledgeable investor in the oil, gas and natural resources industry, its members have heretofore expended substantial amounts in exploration activities for oil and gas, and its members have heretofore examined and analyzed numerous agreements similar to this Agreement;

(b)            (i) it understands that the transferability of its interest hereunder is restricted as set forth in this Agreement and that it cannot expect to be able readily to liquidate its investment in case of an emergency, it may have to continue to bear the risk of holding the interest for an indefinite period, prior to the date hereof there has been no public market for such interests and it is likely that after the date hereof there will be no such market for such interests, and Legacy is not registering, nor does it have any present intention ever to register, the interests under the Securities Act of 1933, as amended, or any state securities laws; (ii) it understands that no state or federal governmental authority has made any findings or determination relating to the fairness of the investment hereunder and that no state or federal governmental authority has recommended or will recommend or endorse such an investment; and (iii) it has consulted with its attorney and/or with such other Persons as it deemed appropriate concerning this Agreement, including its representations and warranties that are contained in this Agreement;

(c)           it will not transfer or dispose of its interest or any portion thereof in a manner which violates the Securities Act of 1933, as amended, or any applicable state securities laws;

(d)           it is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is authorized to conduct business and is in good standing in the State of its formation and the State of Texas;

(e)           it is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. Black Oak Resources is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the code and any regulations promulgated thereunder);

(f)           neither Black Oak Resources nor any of its Affiliates is subject to any agreement with any third party that would allow participation or an opportunity to participate by such third party in the transactions covered by this Agreement, any Property acquired pursuant to the terms hereof or any Well drilled pursuant to the terms hereof; and

 (g)           it has full power and authority to enter into this Agreement and to perform its obligations hereunder.  Its execution, delivery and performance of this Agreement have been duly authorized by all necessary action and no other act or proceeding on its part is necessary to authorize and consummate this Agreement or the documents, agreements and transactions contemplated hereby.  Such authorization, execution, delivery and performance do not violate or conflict with any other material agreement or arrangement to which Black Oak Resources is a party or by which it is bound.

 (h)           it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended;

 (i)           it is acquiring its interest hereunder for its own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act of 1933, as amended, or any other applicable domestic or foreign securities law, and it has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization;

 (j)           in entering into this Agreement, Black Oak Resources has relied solely on its own independent investigation, review and analysis of the activities to be conducted pursuant hereto and not on any representations or warranties of Legacy or any Affiliate of Legacy or their respective representatives, other than the representations and warranties contained in Section 11.03;

 (k)           neither Black Oak Resources nor any of its Affiliates is subject to any agreement with any third party that would allow participation or an opportunity to participate by such third party in the transactions covered by this Agreement, any Property acquired pursuant to the terms hereof or any Well drilled pursuant to the terms hereof; and

 (l)           Black Oak Resources is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or an “investment advisor” within the meaning of such Investment Company Act.

 11.05                      Notices.  All notices required or permitted under this Agreement shall be in writing (including facsimile, electronic mail, or similar writing) and delivered personally, sent by overnight delivery service, or mailed by certified mail, postage prepaid and return receipt requested, or sent by facsimile or electronic mail, as follows:

If to Black Oak Resources:

                                Black Oak Resources, LLC
                                c/o Post Oak Black Oak Resources, LLC
                                1111 Bagby, Suite 4900
                                Houston, TX 77002
                                Attention:

                                           Rob Walls
                                           walls@postoakenergy.com
                                           Facsimile:  (713) 554-9406

                                           Michael E. Black
                                           mblack@usaonline.net
                                           Facsimile: (432) 686-0600

If to Legacy:

Legacy Reserves Operating GP, LLC
303 W. Wall, Suite 1400
Midland, TX 79701
Attention:

                                           Cary Brown
                                           cbrown@legacylp.com
                                           Facsimile: (432) 689-5299

                                           Steven H. Pruett
                                           spruett@legacylp.com
                                           Facsimile: (432) 689-5299

Any notice given as provided above shall be effective when received by the party to which it is given.  Each party to this Agreement may change the address provided for above by notifying the other parties in writing at least thirty (30) days prior to the date such address change shall become effective.

 11.06                      Further Assurances.  Each Party hereto shall, from time to time, do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by any other Party to establish, maintain or protect the respective rights and remedies of the Parties hereto and to carry out and effect the intentions and purposes of this Agreement.

 11.07                      Waiver of Partition.  Each Party hereby waives any and all right to partition its interest in any Property, or other asset acquired pursuant to this Agreement.

 11.08                      Remedies Not Exclusive.  The rights, remedies and powers granted to the Parties under this Agreement shall be cumulative and shall not be exclusive rights, remedies and powers, but shall be in addition to all other rights, remedies and powers available at law or in equity, by virtue of any statute or otherwise and may be exercised from time to time, concurrently or independently, and as often and in such order as may be deemed expedient.

 11.09                      No Waiver.  The failure of any Party hereto to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

 11.10                      Construction.  The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural.  In the event of a conflict between this Agreement and the Exhibits, this Agreement shall control.

 11.11                      Entire Agreement.  This Agreement, which incorporates all prior understandings relating to the subject matter hereof, sets forth the entire agreement of the Parties with respect to the matters set forth herein and shall not be modified except by written instrument executed by all Parties.

 11.12                      Force Majeure.  This Agreement shall not be terminated in whole or in part, nor may any Party be held liable for damages or otherwise responsible for failure to perform any obligation under the this Agreement or any Operating Agreement other than the payment of money, because of a force majeure event, including, but not limited to, break down of equipment or machinery, the exercise of governmental authority, action, inaction, restraint or delay of governmental agencies, arrest, war, armed hostilities, blockage, acts of God, strike, lockout, industrial disturbance, insurrection, riot, civil disturbance, fire, explosion, flood, washout, extreme weather conditions, landslide, lightening, earthquake, storm, lack of water, non-availability of drilling equipment or seismic crews, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party affected.  The term force majeure event shall include the inability of a Party to acquire or delay on the part of Party in acquiring, at reasonable cost, any right-of-way, permit, license, material or supplies.  The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Party concerned.

 11.13                      Standard of Care and Joint Liabilities.  In acquiring Properties and conducting Development Operations under this Agreement or any applicable Operating Agreement and in carrying out (or causing to be carried out) the exploration, development, and maintenance of the Leases, Black Oak Resources shall act as a reasonable prudent operator in accordance with good oil field practices, but neither Black Oak Resources, any of its Affiliates or any officer, director or employee of Black Oak Resources or any of its Affiliates shall have any liability to Legacy for any failure so to act as a reasonable prudent operator in accordance with good oil field practices, or for any loss, damage, cost, or expense to the extent caused by any such failure, EVEN IF SUCH LOSS, DAMAGE, COST OR EXPENSE AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF BLACK OAK RESOURCES, ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR OR EMPLOYEE OF BLACK OAK RESOURCES OR ANY OF ITS AFFILIATES, OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BLACK OAK RESOURCES, ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR OR EMPLOYEE OF BLACK OAK RESOURCES OR ANY OF ITS AFFILIATES, it being understood by each Party hereto that such loss, damage, cost or expense (other than that caused by the gross negligence or willful misconduct of Black Oak Resources, its Affiliates or any officer, director or employee of Black Oak Resources or any of its Affiliates), shall be borne severally by the parties hereto in proportion to their interests in the operations or activities giving rise to such loss, damage, cost or expense.  In addition, all Liabilities (as hereafter defined) incurred by Black Oak Resources in conducting activities or operations under this Agreement or any applicable Operating Agreement shall be borne and paid by the Parties, or their respective insurers,  in proportion to the Parties' respective interests in the activity or operation giving rise to such Liabilities, EVEN IF SUCH LIABILITY AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE OPERATOR OR ANY OF ITS AFFILIATES, OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BLACK OAK RESOURCES, ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR OR EMPLOYEE OF BLACK OAK RESOURCES OF ANY OF ITS AFFILIATES.  As used in this Section 11.13, “Liabilities” shall mean all liabilities, fines, penalties, damages, losses, remediation costs and expenses and other costs and expenses, including without limitation, attorneys fees and expenses and other costs and expenses incurred in investigating and defending claims, actions or proceedings, arising out of relating to damage to property of any third party, violation of any law, rule or regulation, including any environmental law, rule or regulation, or injury to or death of any Person.

 11.14                      Binding Effect.  Subject to the other provisions of this Agreement, all of the terms and provisions hereof shall be binding upon and inure to the use and benefit of the Parties and their respective heirs, successors, legal representatives and assigns.

 11.15                      GOVERNING LAW; EXCLUSIVE JURISDICTION.

 (a)           THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE APPLICATION OF THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

 (b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE OPERATIONS AND ACTIVITIES TAKEN IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY APPLICABLE LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO WHICH THEY MAY BE ENTITLED TO SUBMIT A DISPUTE UNDER THE LAWS OR COURTS OF ANOTHER JURISDICTION INCLUDING ANY OBJECTION TO VENUE OR ON THE GROUNDS OF FORUM NON CONVENIENS.

 11.16                      Disclaimer.  EACH PARTY ACKNOWLEDGES THAT NO OTHER PARTY NOR ANY AFFILIATE OF ANY OTHER PARTY HAS MADE, AND EACH PARTY ON BEHALF OF ITSELF AND ITS AFFILIATES HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH OTHER PARTY HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY OF ANY NATURE, EXPRESS, STATUTORY OR IMPLIED, WITH RESPECT TO (A) TITLE TO ANY, (B) THE ACCURACY OF COST ESTIMATES CONTAINED HEREIN OR MADE IN CONNECTION HEREWITH, (C) THE HYDROCARBON POTENTIAL OF ANY PROPERTY PROPOSED FOR ACQUISITION OR ANY WELL PROPOSED HEREUNDER, (D) THE ACCURACY OR QUALITY OF ANY SEISMIC DATA ACQUIRED, PROCESSED OR OTHERWISE USED HEREUNDER, (E) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO ANY PROPERTY OR ANY WELL PROPOSED IN CONNECTION HEREWITH OR (F) THE ACCURACY, COMPLETENESS OR QUALITY OF ANY INFORMATION, DATA, GEOLOGIC OR GEOPHYSICAL MAPS, ANALYSIS, INTERPRETATIONS, EVALUATIONS OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO SUCH PARTY BY OR ON BEHALF OF ANY OTHER PARTY.   Each Party agrees that, to the extent required by applicable law to be effective, the disclaimers of certain warranties contained in this section are “conspicuous” disclaimers for the purposes of any applicable law, rule or order.  The express representations and warranties of the Parties contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

 11.17                      Drafting of Agreement.  Each Party acknowledges that it and its attorneys have contributed to the drafting of this Agreement.  It is expressly agreed that this Agreement shall not be construed against any Party on the basis of who drafted this Agreement or who supplied the form of Agreement.  Each Party agrees that it has been purposefully drawn and correctly reflects its understanding of the transactions contemplated hereby.  Each Party further acknowledges that it has been advised and represented by its own counsel in negotiating and entering into this Agreement.

 11.18                      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute but one Agreement.

[Signature Page Follows]

WITNESS, the execution hereof as of the date first set forth above.

BLACK OAK RESOURCES, LLC

By:	/s/ Michael E. Black
Michael E. Black
President

LEGACY RESERVES OPERATING L.P. by LEGACY RESERVES OPERATING GP, LLC its General Partner

By:	/s/ Steven H. Pruett
Steven H. Pruett
President and Chief Financial Officer

A.A.P.L. FORM 610-1982

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

	September 23,	,	2008	,
year
OPERATOR				BLACK OAK RESOURCES OPERATING, INC.

CONTRACT AREA	As described in Exhibit A

COUNTY OR PARISH OF				STATE OF

COPYRIGHT 1982 – ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD., FORT WORTH, TEXAS, 76137-2791, APPROVED FORM. A.A.P.L. NO. 610 – 1982 REVISED

TABLE OF CONTENTS

Article                                                                 Title                                                                 Page

       I.DEFINITIONS                                                                                                                         1
       II.EXHIBITS                                                                                                                         1
       III.INTERESTS OF PARTIES                                                                                                                         2
A.         OIL AND GAS INTERESTS                                                                                                                 2
B.         INTERESTS OF PARTIES IN COSTS AND PRODUCTION                                                                                                                 2
C.         EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS2
D.         SUBSEQUENTLY CREATED INTERESTS                                                                                                                 2
       IV.TITLES                                                                                                                         2
A.         TITLE EXAMINATION                                                                                                                 2-3
B.         LOSS OF TITLE                                                                                                                 3
1.                                                                                                                     Failure of Title3
2.                                                                                                                     Loss by Non-Payment or Erroneous Payment of Amount Due3
3.                                                                                                                     Other Losses3
       V.OPERATOR                                                                                                                         4
A.         DESIGNATION AND RESPONSIBILITIES OF OPERATOR                                                                                                                 4
B.         RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR4
1.                                                                                                                     Resignation or Removal of Operator4
2.                                                                                                                     Selection of Successor Operator4
C.         EMPLOYEES                                                                                                                 4
D.         DRILLING CONTRACTS                                                                                                                 4
       VI.DRILLING AND DEVELOPMENT                                                                                                                         4
A.         INITIAL WELL                                                                                                                 4-5
B.         SUBSEQUENT OPERATIONS                                                                                                                 5
1.                                                                                                                     Proposed Operations5
2.                                                                                                                     Operations by Less than All Parties5-6-7
3.                                                                                                                     Stand-By Time7
4.                                                                                                                     Sidetracking7
C.         TAKING PRODUCTION IN KIND                                                                                                                 7
D.         ACCESS TO CONTRACT AREA AND INFORMATION                                                                                                                 8
E.         ABANDONMENT OF WELLS                                                                                                                 8
1.                                                                                                                     Abandonment of Dry Holes8
2.                                                                                                                     Abandonment of Wells that have Produced8-9
3.                                                                                                                     Abandonment of Non-Consent Operations9
VII.          EXPENDITURES AND LIABILITY OF PARTIES                                                                                                                         9
A.         LIABILITY OF PARTIES                                                                                                                 9
B.         LIENS AND PAYMENT DEFAULTS                                                                                                                 9
C.         PAYMENTS AND ACCOUNTING                                                                                                                 9
D.         LIMITATION OF EXPENDITURES                                                                                                                 9-10
1.                                                                                                                     Drill or Deepen9-10
2.                                                                                                                     Rework or Plug Back10
3.                                                                                                                     Other Operations10
E.         RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES10
F.         TAXES                                                                                                                 10
G.         INSURANCE                                                                                                                 11
VIII.              ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST                                                                                                                     11
A.         SURRENDER OF LEASES                                                                                                                 11
B.         RENEWAL OR EXTENSION OF LEASES                                                                                                                 11
C.         ACREAGE OR CASH CONTRIBUTIONS                                                                                                                 11-12
D.         MAINTENANCE OF UNIFORM INTEREST                                                                                                                 12
E.         WAIVER OF RIGHTS TO PARTITION                                                                                                                 12
F.         PREFERENTIAL RIGHT TO PURCHASE                                                                                                                 12
       IX.INTERNAL REVENUE CODE ELECTION                                                                                                                         12
       X.CLAIMS AND LAWSUITS                                                                                                                         13
       XI.FORCE MAJEURE                                                                                                                         13
XII.          NOTICES                                                                                                                         13
XIII.              TERM OF AGREEMENT                                                                                                                     13
XIV.              COMPLIANCE WITH LAWS AND REGULATIONS                                                                                                                     14
A.         LAWS, REGULATIONS AND ORDERS                                                                                                                 14
B.         GOVERNING LAW                                                                                                                 14
C.         REGULATORY AGENCIES                                                                                                                 14
XV.          OTHER PROVISIONS                                                                                                                         14
XVI.              MISCELLANEOUS                                                                                                                     15

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and betweenBlack Oak Resources Operating, Inc.

 , hereinafter designated and

referred to as “Operator”, and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as “Non-Operator”, and collectively as “Non-Operators”.

WITNESSETH:

WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in

Exhibit “A”, and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term “oil and gas” shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

B. The terms “oil and gas lease”, “lease” and “leasehold” shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

C. The term “oil and gas interests” shall mean unleased fee and mineral interests in tracts of land lying within the

Contract Area which are owned by parties to this agreement.

D. The term “Contract Area” shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit “A”.

E. The term “drilling unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as establish-

ed by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

F. The term “drillsite” shall mean the oil and gas lease or interest on which a proposed well is to be located.

G. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

H. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II.

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

☑      A. Exhibit “A”, shall include the following information:

(1)  Identification of lands subject to this agreement,

(2)  Restrictions, if any, as to depths, formations, or substances,

(3)  Percentages or fractional interests of parties to this agreement,

(4)  Oil and gas leases and/or oil and gas interests subject to this agreement,

(5)  Addresses of parties for notice purposes.

☐      B. Exhibit “B”, Form of Lease.

☑      C. Exhibit “C”, Accounting Procedure.

☑      D. Exhibit “D”, Insurance.

☐      E. Exhibit “E”, Gas Balancing Agreement.

☑      F. Exhibit “F”, Non-Discrimination and Certification of Non-Segregated Facilities.

☐      G. Exhibit “G”, Tax Partnership.

If any provision of any exhibit, except Exhibits “E” and “G”, is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A.      Oil and Gas Interests:

If any party owns an oil and gas interest in the Contract Area, that interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit “B”, and the owner thereof shall be deemed to own both the royalty interest reserved in such lease and the interest of the lessee thereunder.

B.      Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A”. In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the

payment of royalties to the extent of                                                              which shall be borne as hereinafter set forth.

Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if any such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby.

C.      Excess Royalties, Overriding Royalties and Other Payments:

Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty,

overriding royalty, production payment or other burden on production in excess of the amount stipulated in Article III.B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

D.      Subsequently Created Interests:

See Article XV
/

ARTICLE IV.

TITLES

A.      Title Examination:

Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be includ-

ed, in the drilling unit around such well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each party upon written request to Operator
hereto /.  The cost incurred by Operator in this title program shall be borne as follows:

☐      Option No. 1:  Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental,

shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit “C”,

and shall not be a direct charge, whether performed by Operator’s staff attorneys or by outside attorneys.

☑      Option No. 2:  Costs incurred by Operator in procuring abstracts and fees paid outside attorneys for title examination

(including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Ex-

hibit “A”. Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders.

This shall not prevent any party from appearing on its own behalf at any such hearing.

No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the parties who are to par-

ticipate in the drilling of the well.

B.      Loss of Title:

Title                title
3. / Losses:  All / losses incurred shall be joint losses

and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

ARTICLE V.

OPERATOR

A.      Designation and Responsibilities of Operator:

Black Oak Resources Operating, Inc.
  shall be the

Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

B.      Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator:  Operator may resign at any time by giving written notice thereof to Non-Operators.

If Operator terminates its legal existence, or is no longer capable of serving as

Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the one (1)
affirmative vote of / or more Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a cor-

porate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator:  Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor

Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed.

C.      Employees:

The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

D.      Drilling Contracts:

All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of in-

dependent contractors who are doing work of a similar nature.

ARTICLE VI.

DRILLING AND DEVELOPMENT

A.      Initial Well:

.

.

B.      Subsequent Operations:

1. Proposed Operations:  Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective forma-

tion and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drill-

ing rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be twenty-four (24)
limited to / hours, exclusive of Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice twenty-four (24)
period of thirty (30) days (or as promptly as possible after the expiration of the / hour period when a drilling rig is on loca-

tion, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all par-

ties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties,

for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title ex-
amination or curative matter required for title approval or acceptance.  Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accor-

dance with the provisions hereof as if no prior proposal had been made.

See Article XV D.

2. Operations by Less than All Parties:  If any party receiving such notice as provided in Article VI.B.1. or VII.D.1. (Option

No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of twenty-four (24)
the notice period of thirty (30) days (or as promptly as possible after the expiration of the / hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence.  Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed opera-

tion for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Con-

senting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and con-

ditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as twenty-four (24)
to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within / hours

(exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit par-

ticipation to such party’s interest as shown on Exhibit “A” or (b) carry its proportionate part of Non-Consenting Parties’ interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for twenty-four (24)
such a response shall not exceed a total of / hours (inclusive of Saturday, Sunday and legal holidays). The proposing party,

 at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties.

If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a pro-

ducer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk,

and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Par-

ties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties,

and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting

Party’s interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other in-

terests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

(a)  100% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such

Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-

Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-

Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting

Party had it participated in the well from the beginning of the operations; and

(b)                 % of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing,

after deducting any cash contributions received under Article VIII.C., and  % of that portion of the cost of newly acquired equip-

ment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.
An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any re-

working or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be ap-

plicable as between said Consenting Parties in said well.
During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Ar-

ticle III.D.
In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equip-

ment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the

Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly bill-

ings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities in-

curred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above,

the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-

Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such source of supply.

3. Stand-By Time:  When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party’s notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepen-

ing operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second gram-

matical paragraph of Article VI.B.2., shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Par-

ties.

4. Sidetracking:  Except as hereinafter provided, those provisions of this agreement applicable to a “deepening” operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein call “sidetracking”), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

(a)  If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

(b)  If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well’s salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period twenty-four (24)
shall be limited to / hours, exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and twenty-four (24)
receive up to eight (8) additional days after expiration of the / hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing par-

ty’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties. In all other in-

stances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

C.      TAKING PRODUCTION IN KIND:

Each party shall take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area,

exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.
Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

In the event one or more parties’ separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit “E”, or is a separate agreement.

D.      Access to Contract Area and Information:

Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations,

and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator’s books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that re-

quests the Information.

E.       Abandonment of Wells:

1. Abandonment of Dry Holes:  Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

2. Abandonment of Wells that have Produced:  Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well,

those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of

Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the in-

terval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or in-

tervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is pro-

duced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil and gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it,

but not the obligation, to purchase such oil and gas or sell it to others at any time and from time to time, for the account of the non-

taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil and gas not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year. Notwithstanding the foregoing, Operator shall not make a sale, including one into interstate com-

merce, of any other party’s share of gas production without first giving such other party thirty (30) days notice of such intended sale.

D.      Access to Contract Area and Information:

Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations,

and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator’s books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that re-

quests the Information.

E.       Abandonment of Wells:

1. Abandonment of Dry Holes:  Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply twenty-four (24)
within / hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

2. Abandonment of Wells that have Produced:  Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well,

those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of

Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the in-

terval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or in-

tervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is pro-

duced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit

“B”. The assignments or leases so limited shall encompass the “drilling unit” upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the

Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon re-

quest, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges con-

templated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the pro-

visions hereof.

3. Abandonment of Non-Consent Operations:  The provisions of Article VI.E.1. or VI.E.2 above shall be applicable as between

Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article

VI.E.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A.      Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

B.      Liens and Payment Defaults:

Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit “C”. To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the ob-

taining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator’s share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator’s written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator’s proportionate share of expense.

If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by

Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

C.      Payments and Accounting:

Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective propor-

tionate shares upon the expense basis provided in Exhibit “C”. Operator shall keep an accurate record of the joint account hereunder,

 showing expenses incurred and charges and credits made and received.

Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual ex-

pense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.      Limitation of Expenditures:

1. Drill or Deepen:  Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

☐      Option No. 1:  All necessary expenditures for the drilling or deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.

☑      Option No. 2:  All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice twenty-four (24)
to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have /

hours (exclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion at-

tempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, in-

cluding necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties,

elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase “reworking, deepening or plugging back” as contained in Article VI.B.2. shall be deemed to include “completing”) shall apply to the operations thereafter conducted by less than all parties.

2. Rework or Plug Back:  Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

3. Other Operations:  Without the consent of all parties, Operator shall not undertake any single project reasonably estimated

to require an expenditure in excess of                                                      Fifty thousand                                          Dollars ($$50,000 )

except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Twenty-five thousand

Dollars ($                                                25,000) but less than the amount first set forth above in this paragraph.

E.      Rentals, Shut-in Well Payments and Minimum Royalties:

 Operator
Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by / . In the event two or more parties own and have con-

tributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such pay-

ment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the pro-

visions of Article IV.B.2.

Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify

Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F.      Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-

Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, over-

riding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduc-

tion. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C”.

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final deter-

mination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint ac-

count, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C”.

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of oil and/or gas produced under the terms of this agreement.

G.      Insurance:

At all times while operations are conducted hereunder, Operator shall comply with the workmen’s compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said com-

pensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C”. Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D”, attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen’s compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile public liability insurance is specified in said Exhibit “D”, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.      Surrender of Leases:

The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas in-

terest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit “B”. Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and pro-

duction other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any wells and equipment attributable to the assigned or leas-

ed acreage. The value of all material shall be determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

B.      Renewal or Extension of Leases:

If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper pro-

portionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.

If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease.

 Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.

Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or con-

tracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of oil and gas leases.

C.      Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the con-

tribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to op-

tional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D.      Maintenance of Uniform Interests:

Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract

Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E.      Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F.      Preferential Right to Purchase:

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded
 1986
from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of /, as per-

mitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to ex-

ecute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the

United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements,
Treasury
and the data required by / Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the

Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract

Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1,
1986
Subtitle “A”, of the Internal Revenue Code of /, under which an election similar to that provided by Section 761 of the Code is per-

mitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing elec-

tion, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure

does not exceed                                                        Twenty-five thousand    Dollars

($25,000  ) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement ex-

ceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint ex-

pense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given

Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspending during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes,

 lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

The term “force majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit “A”. The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

ARTICLE XIII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.

☑      Option No. 1: So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

☐      Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of  days from cessation of all production; provided,

however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepen-

ing, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such opera-

tions have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or rework-

ing operations are commenced within                                                                                                  days from the date of abandonment of said well.

It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A.      Laws, Regulations and Orders:

This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules,

regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, or-

dinances, rules, regulations, and orders.

B.      Governing Law:

This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach,

remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state ofTexas shall govern.

C.      Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights,

privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offset-

ting or adjacent to the Contract Area.

With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules,

rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or ap-

plication was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-

Operator’s share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the “Crude Oil Windfall Profit Tax Act of 1980”, as same may be amended from time to time (“Act”), and any valid regulations or rules which may be issued by the Treasury

Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.

OTHER PROVISIONS

A.Priority of Operations

If at any time there is more than one operation proposed in connection with any well subject to this Operating Agreement, then unless all participating parties agree on the sequence of such operations, such proposals shall be considered and disposed of in the following order of priority:
(a)Proposals to do additional testing, coring or logging;
(b)Proposals to attempt to a completion in the objective zone;
(c)Proposals to rework;
(d)Proposals to plug back and attempt completions in ascending order;
(e)Proposals to deepen the well;
(f)Proposals to sidetrack the well;
(g)Proposals to plug and abandon the well.

B.Subsequently Created Interest (Article III. B.)

Notwithstanding the provisions of this agreement to the contrary, if any party hereto shall create an overriding royalty, production payment, net proceeds interest, or other similar interest, which pursuant to the terms of the Participation Agreement to which this Operating Agreement is attached is not a joint obligation of the parties thereto, (any such interest shall hereafter be referred to as a "Subsequently Created Interest), such Subsequently Created Interest shall be specifically subject to all of the terms and provisions of this Agreement, as follows:

(1)If non-consent operations are conducted pursuant to any provision of this agreement, and the party conducting such operations becomes entitled to receive the production attributable to the interest out of which the Subsequently Created Interest is derived, such party shall receive same free and clear of such Subsequently Created Interest.  The party creating same shall bear and pay all such Subsequently Created Interests and shall indemnify and hold the other parties hereto free and harmless from any and all liability resulting therefrom.

(2)If the owner of the interest from which a Subsequently Created Interest is derived fails to pay, when due, its share of expenses chargeable hereunder, the lien granted the other parties hereto under the provisions of Article VII.B or under the appropriate state statutes shall cover and affect the Subsequently Created Interest and the rights of the parties shall be the same as if the Subsequently Created Interest had not been created.

(3)If the owner of the interest from which a Subsequently Created Interest is derived (i) elects to abandon a well under the provisions of Article VI.E hereof, (ii) elects to surrender a lease (or portion thereof) under the provisions of Article VIII.A hereof, or (iii) elects not to pay rentals attributable to its interest in any lease and thereby is required to assign the lease or that portion or interest therein for which it elects not to pay rentals to those parties paying such rental, any assignment resulting from such election shall be free and clear of the Subsequently Created Interest.

(4)The owner creating such interest shall indemnify and hold the other parties hereto harmless from any claim or cause of action by the owner of the Subsequently Created Interest.

C.Obligatory Well(s)

Notwithstanding anything contained in this Operating Agreement to the contrary, if, during the term of this Operating Agreement, a proposal is made for the drilling, deepening, reworking, plugging back, sidetracking or recompleting of a well or wells or any other operation proposed or required within three months of the expiration of any right and/or interests subject to this Operating Agreement in order to (1) continue a lease or leases in force and effect, or (2) earn an interest in and to oil and/or gas and other minerals which may be owned by any third party or preserve any rights to such interest which, failing such operations, would revert to a third party, or (3) comply with an order issued by a regulatory body having jurisdiction over the premises, failing which certain rights would terminate within such period (hereinafter referred to as "Obligatory Operation"), the following shall apply:

Should less than all the parties hereto elect to participate and pay their proportionate part of the costs to be incurred in such Obligatory Operation as elsewhere herein provided, any party(s) desiring to participate shall have the right to do so in the manner provided elsewhere herein, at their sole cost, risk and expense.

Promptly following the conclusion of an Obligatory Operation, each party not participating in said Obligatory Operation shall deliver to the party or parties participating in said Obligatory Operation an assignment of all of the right, title and interest of said non-participating party in that portion of the leases and/or other rights and interest which are maintained, perpetuated or earned as a result of said Obligatory Operation. The right, title and interest assigned and conveyed shall be shared by the participating parties in the proportion that the interest of each bears to the total interest of all of the participating parties. Such assignment shall be executed and delivered within thirty (30) days of the conclusion of such Obligatory Operation by each party not electing to participate and shall be in a form acceptable to the participating party or parties, free and clear of any overriding royalty interest, production payments, mortgages, liens or other encumbrances placed thereupon or arising out of the assigning party's ownership and operations subsequent to the date of this Operating Agreement, with the exception of the lessors royalties and any burdens created by the Participation Agreement and/or arising under the leases listed on Exhibit “A”, but otherwise without warranty of title, either express or implied. The leases, rights and interests in which an interest is assigned pursuant to the terms hereof shall no longer be subject to this Operating Agreement, but said leases, rights and interests shall be solely subject to a separate operating agreement which accurately reflects the interests of the party or parties in the Obligatory Operation, and which is otherwise identical to this Operating Agreement. It is agreed that the written notice and/or AFE's covering Obligatory Operations to be sent to the parties for their election to participate therein as provided in Article VI.B. I will be clearly marked or identified as a proposal for an Obligatory Operation as herein defined.

D.Disbursements of Royalties:

If a purchaser of any oil, gas or other hydrocarbons produced from the Contract Area declines to make disbursement of all royalties, overriding royalties and other payments out of, or with respect to production which are payable on the Contract Area, Operator will, if any Non -Operator so desires, make such disbursements on behalf of said Non-¬Operator at his direction, provided, Non-Operator shall execute such documents as may be necessary in the opinion of Operator to enable Operator to receive all payment for oil, gas or other hydrocarbons directly from said purchaser. In that event, Operator will use its best efforts to make disbursements correctly but will be liable for incorrect disbursements only in the event of gross negligence or willful misconduct.

E.Taxes (Article VII. F.):

During any time or times that a Non-Operator is exercising the right to take in kind or separately dispose of its proportionate share of production, the Non-Operator must pay or arrange for the payment of all production, severance, gathering, sales or similar taxes imposed upon such party’s share. During any time or times that Operator is purchasing or selling Non-Operator’s proportionate part of the production, Operator must pay or arrange for the payment for all such production, severance, gathering, sales or similar taxes imposed upon such party’s share.

F.Operator’s Right to Net Out Revenues.

In addition to the remedies provided in Article VII.D., upon default by any Non-Operator, Operator shall have the right to receive from all purchasers of production the proceeds attributable to the interests of said defaulting Non-Operator(s), and said Non-Operator(s) hereby agree(s) to so authorize and direct the purchasers of production to make direct payment to Operator of their respective shares of all proceeds from the sale of production. Operator is authorized to deduct each month from the proceeds so received from the purchasers of production all operating costs and charges assessable to said defaulting Non-Operator(s) permitted under this Agreement, and remit to the Non-Operator(s) their respective net shares of the said proceeds.

G.Abandonment of Wells.

Notwithstanding the provisions of Article VI.E., if a party or parties who did not agree to the abandonment of a well under Article VI.E. shall fail to (i) take over such well, (ii) conduct further operations thereon, and (iii) make the tender required under Article VI.E.2., if applicable, within sixty (60) days after expiration of the notice of thirty (30) days, or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be, the Operator may proceed to plug and abandon such a well in accordance with Article VI.E. at the cost, risk and expense of all parties owning an interest in such well.

ARTICLE XVI.

MISCELLANEOUS

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees,

legal representatives, successors and assigns.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

              23rd                                          September                                                 2008
IN WITNESS WHEREOF, this agreement shall be effective as of /                                                                                                               day of /                  , (year) / .

O P E R A T O R

BLACK OAK RESOURCES OPERATING, INC.
/

Name:  Michael E. Black

Title:    President
/

N O N - O P E R A T O R S

LEGACY RESERVES OPERATING LP

Name:  Cary D. Brown

Title:    Chairman and Chief Executive Officer

BLACK OAK RESOURCES, LLC

Name:  Michael E. Black

Title:     President